                                                                      Exhibit 6B

                                UAM FUNDS TRUST

                            DISTRIBUTION AGREEMENT
                            (Advisor Class Shares)

     THIS DISTRIBUTION AGREEMENT is made as of the ____ day of _____________, between UAM Funds Trust, a Delaware business trust (the "Trust"), having its principal place of business in Boston, Massachusetts on behalf of the UAM Heitman Portfolio (the "Fund"), and ACG Capital Corporation, a corporation organized under the laws of the State of California (the "Distributor"), having its principal place of business in Walnut Creek, California.

     WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management investment company and is authorized (i) to issue shares of beneficial interest in separate series ("Series"), with the shares of each such series representing the interest in a separate portfolio of securities and other assets, and (ii) to divide such shares of beneficial interest of each such series into two or more classes;

     WHEREAS, at the present time, the Fund is authorized to issue two classes of shares designated as UAM Heitman Portfolio "Institutional Class" shares and "Advisor Class" shares;

     WHEREAS, the Trust wishes to employ the services of Distributor with respect to the Advisor Class of the Fund; and

     WHEREAS, the Distributor wishes to provide distribution services to the Trust with respect to the Advisor Class of shares of the Fund as set forth below.

     NOW, THEREFORE, in consideration of the mutual promises and undertakings herein contained, the parties agree as follows:

1. Sale of Shares. The Trust grants to the Distributor the right to sell shares of beneficial interest, no par value per share, of the Advisor Class of the Fund (the "Advisor Class Shares" or the "Shares") during the term of this Agreement and subject to the registration requirements of the Securities Act of 1933, as amended (the "1933 Act"), and of the laws governing the sale of securities in various states (the "Blue Sky Laws") under the following terms and conditions: the Distributor (i) shall have the right to sell, as principal, the Advisor Class Shares authorized for issue and registered under the 1933 Act and applicable Blue Sky Laws; and (ii) shall sell such Shares only in compliance with the terms set forth in the Trust's currently effective registration statement and any Plan of Distribution of the Trust or its Series ("Plan") as may be in effect from time to time and any further limitations the Trustees of the Trust may impose. Distributor may enter into selling agreements with selected dealers and others for the sale of Advisor Class Share and will act only on its own behalf as principal in entering into such selling agreements.

7. Authorized Representations. The Distributor is not authorized by the Trust to give any information or to make any representations other than those contained in the appropriate registration statements, Prospectuses or SAIs filed with the Securities and Exchange Commission under the 1933 Act and applicable Blue Sky Laws (as those registration statements, Prospectuses and SAIs may be amended from time to time), or contained in shareholder reports or other material that may be prepared by or on behalf of the Trust for the Distributor's use. This shall not be construed to prevent the Distributor from preparing and distributing, in compliance with applicable laws and regulations, sales literature or other material as it may deem appropriate. Distributor will furnish or cause to be furnished copies of such sales literature or other material to the President of the Trust or his designee and will provide him with reasonable opportunity to comment on it. Distributor agress to take appropriate action to cease using such sales literature or other material to which the Trust reasonably objects as promptly as practicable after receipt of the objection.

      Distributor further agrees that in connection with the offer and sale of Shares, Distributor shall comply with all applicable federal and state securities laws (including, without limitation, the maintenance of effective broker-dealer registration as required) and shall comply with the requirements of the Rules of Fair Practice of the National Association of Securities Dealers, Inc.

8. Registration of Shares. The Trust agrees that it will use its best efforts to register Shares under the 1933 Act (subject to the necessary approval, if any, of its shareholders) and to qualify and maintain the registration and qualification of an appropriate number of shares under the securities laws of such states so that there will be available for sale the number of Shares the Distributor may reasonably be expected to sell Distributor shall furnish such information and other materials relating to its affairs and activities as shall be required by the Trust in connection with such registration and qualification. The Trust agrees that it will notify Distributor of each state where the Shares are qualified or registered for sale, and the Distributor agrees that it will not offer or sell Shares in any state where it has not been notified that the offer or sale of Shares has been so qualified or registered. The Trust shall furnish to the Distributor copies of all information, financial statements and other papers which the Distributor may reasonably request for use in connection with the distribution of Shares of each series of the Trust.

9.        Expenses, Compensation and Reimbursement.

(a)             The Trust shall pay fees and expenses:

(i) in connection with the preparation, setting in type and filing of any registration statement, Prospectus and SAI under the 1933 Act, and any amendments thereto, for the issue of its Shares;

10.         Indemnification.

(a) The Trust agrees to indemnify and hold harmless the Distributor and each of its directors and officers and each person, if any, who controls the Distributor within the meaning of Section 15 of the 1933 Act against any loss, liability, claim, damages or expense (including the reasonable cost of investigating or defending any alleged loss, liability, claim, damages, or expense and reasonable counsel fees incurred in connection therewith) arising out of or based upon: (i) any violation of the Trust's representations or covenants herein contained; (ii) any allegation of any wrongful act of the Trust or any of its representatives (other than the Distributor or any of its employees or representatives or any other person for whose acts the Distributor is responsible or is alleged to be responsible (including any selected dealer or person through whom sales made pursuant to an agreement with the Distributor));
(iii) any allegation of any person acquiring any Shares, based upon the 1933 Act or any other statute or common law, that the registration statements, Prospectuses, SAIs, or shareholder reports of the Trust included an untrue statement of a material fact or omitted to state a material fact required to be stated or necessary in order to make the statements not misleading, except to the extent the statement or omission was made in reliance upon, and in conformity with, information furnished in writing to the Trust by or on behalf of the Distributor; or (iv) any allegation that any advertising material included an untrue statement of a material fact or omitted to state a material fact required to be stated or necessary in order to make the statements not misleading, to the extent that such statement or omission was made in reliance upon, and in conformity with, information furnished in writing to the Distributor by the Trust. In no case (i) is the indemnity of the Trust in favor of the Distributor or any person indemnified to be deemed to protect the Distributor or any person against any liability to the Trust or its security holders to which the Distributor or such person would otherwise be subject by reason of willful misfeasance, bad faith or ordinary negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this agreement, or (ii) is the Trust to be liable under its indemnity agreement contained in this Section 10(a) with respect to any claim made against the Distributor or any person indemnified unless the Distributor or person, as the case may be, shall have notified the Trust in writing of the claim within a reasonable time after the summons or other first written notification giving information of the nature of the claim shall have been served upon the Distributor or any such person or after the Distributor or such person shall have received notice of service on any designated agent. However, except to the extent the Trust is harmed thereby, failure to notify the Trust of any claim shall not relieve the Trust from any liability which it may have to the Distributor or any person against whom such action is brought other than on account of its indemnity agreement contained in this Section 10(a). The Trust shall be entitled to participate at its own expense in the defense, or, if it so elects, to assume the defense of any suit brought to enforce any claims, but if the Trust elects to assume the defense, the defense shall be conducted by counsel chosen by it and satisfactory to the Distributor, or person or persons, defendant or defendants in the suit. In the event the Trust elects to assume the defense of any suit and retain counsel, the Distributor, officers or directors or controlling person(s) or defendant(s) in the suit, satisfactory to the Trust, to its officers and Trustees and to any controlling person(s) or any defendant(s) in the suit. In the event the Distributor elects to assume the defense of any suit and retain counsel, the Trust or controlling person(s) or defendant(s) in the suit shall bear the fees and expenses of any additional counsel retained by them. If the Distributor does not elect to assume the defense of any suit, it will reimburse the Trust, its officers or Trustees, controlling person(s) or defendant(s) in the suit, for the reasonable fees and expenses of any counsel retained by them. The Distributor agrees to notify the Trust promptly of the commencement of any litigation or proceedings against it in connection with the issue and sale of any of the Shares.

         (c) The indemnities granted by the parties in this Section 10 shall survive the termination of this Agreement.

     11. Effectiveness, Termination, etc. This Agreement shall become effective as of the date of (i) the date on which an amendment to the registration statement on Form N-1A with respect to the Advisor Class Shares becomes effective under the 1933 Act, or (ii) the date on which such class commences offering its Shares to the public, and unless terminated as provided, shall continue in force for two (2) years from the date of its execution and thereafter from year to year, provided continuance is approved at least annually by either (i) the vote of a majority of the Trustees of the Trust, or by the vote of a majority of the outstanding voting securities of the Trust, and (ii) the vote of a majority of those Trustees of the Trust who are not interested persons of the Trust and who are not parties to this Agreement or interested persons of any party, cast in person at a meeting called for the purpose of voting on the approval. This Agreement shall automatically terminate in the event of its assignment. As used in this Section 11, the terms "vote of a majority of the outstanding voting securities," "assignment" and interested person" shall have the respective meanings specified in the 1940 Act and the rules enacted thereunder as now in effect or as hereafter amended. In addition to termination by failure to approve continuance or by assignment, this Agreement may at any time be terminated without the payment of any penalty by vote of a majority of the Trustees of the Trust who are not interested persons of the Trust, or by vote of a majority of the outstanding voting securities of the Trust, on not more than sixty (60) days' written notice by the Trust. This Agreement may be terminated by the Distributor upon not less than sixty (60) days' prior written notice to the Trust.

     12. Insurance. This Distributor shall maintain insurance coverage in such amount and in such forms as the Trust reasonably determines against any and all liabilities which may arise in connection with the performance of the Distributor's duties hereunder. Upon request, the Distributor shall provide to the Trust evidence of such coverage.

     13. Notice. Any notice under this Agreement shall be given in writing addressed and hand delivered or sent by registered or certified mail, postage prepaid, to the other party to this Agreement at its principal place of business.

     14. Severability. If any provision of this Agreement shall be held or made invalid by